May 8, 1998





Board of Directors
First Federal Bank of the Southwest, Inc.
300 North Pennsylvania Avenue
Roswell, New Mexico 88201

Gentlemen:

     We consent to the use of our opinions, to the incorporation by reference of such opinions as exhibits to the Form S-4 and to the reference to our firm and our opinions under the heading "Legal Matters" in the Registration Statement on Form S-4 filed by First Federal Bank of the Southwest, Inc. and all amendments thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.




                                        /s/ Silver, Freedman & Taff, L.L.P.

                                        SILVER, FREEDMAN & TAFF, L.L.P.